Exhibit 99.1

AITX’s RAD Launches Logistics Market Solution With ROAMEO

Client Feedback from Complete RAD Security Solution Offers Significant Potential

Detroit, Michigan, August 25, 2025 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCID:AITX), along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced an expanded emphasis on serving the logistics sector. This initiative is driven by strong client response to the recent addition of ROAMEO™ Gen 4 and SARA™ to RAD’s security solutions. With deep industry ties, a proven track record, and the breadth of its complete ecosystem, the Company sees significant opportunities for expansion.

As part of the support for this effort the company has issued a fully refreshed Logistics Solution brochure, that can be found here: www.radsecurity.com/brochures/RAD-Logistics-2508.pdf

“Encouragement and support from our logistics clients has driven so much of our service offering over the years, and we’re thrilled to mark our logistics solution as now complete,” said Steve Reinharz, CEO/CTO and founder of AITX and RAD. “The industry is in a constant state of seeking to implement technologies for efficiency and cost savings, whereas many other industries move slower. These facilities operate at enormous scale, with relentless demand for efficiency and security. By targeting this sector with a dedicated initiative, we are positioned to deliver unmatched value to logistics providers and their clients while driving RAD’s continued growth in one of the industry’s largest markets.”

Much of RAD’s hardware and services were built around bringing efficiency through autonomy to mid and large sized facilities, of which there are tens of thousands throughout the United States

The logistics industry faces persistent security and operational challenges, from protecting high-value cargo and preventing theft to managing access control for thousands of trucks and trailers. These environments often rely on contracted guard services to cover vast yards, gates, and warehouses, creating high costs and inconsistent performance. RAD’s autonomous ecosystem directly addresses these needs, offering continuous monitoring, instant incident escalation, and measurable cost savings for logistics service providers and their end-user clients.

RAD has significantly reduced guarding expenses through its solutions already deployed at approximately 75 sites across the United States. Logistics operators represent two of RAD’s top three clients, with substantial expansion potential remaining both with those clients and across the broader industry.

Devices such as AVA™ at the gate, RIO™ in parking areas, ROAMEO on patrol, and ROSA™ at critical access points create layered protection while maintaining seamless facility operations. All are unified through SARA, RAD’s Speaking Autonomous Responsive Agent, which verifies alerts, initiates deterrence, and escalates incidents instantly. To support this dedicated initiative, RAD has published a comprehensive brochure outlining its full range of logistics solutions.

“The logistics industry has seen firsthand how RAD can transform security and operations,” said Mark Folmer, CPP, PSP, President of RAD. “We encourage other logistics providers and their clients to connect with us, explore the brochure, and see how these solutions can deliver both immediate savings and long-term value.”

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Doug Clemons

248-270-8273

doug.c@radsecurity.com

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/